EXECUTIVE COMPENSATION AGREEMENT

THIS AGREEMENT, made as of this 5th day of February, 2010, by and between Insynergy, Inc., a Nevada Corporation, having its principal place of business at 12400 Ventura Blvd., Suite 900, Studio City, CA 91604 (hereinafter "Insynergy" or the "Company") and Martin Goldrod, an individual residing at 12400 Ventura Blvd., #645, Studio City, CA 91604 (hereinafter referred to as "Goldrod").

WITNESSETH

WHEREAS, the company seeks to be assured of the continues special services of Goldrod, and Goldrod desires to be so employed; and

WHEREAS, the parties desire to set forth in writing their prior understanding and agreement with respect to such employment:

NOW, THEREFORE

In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as follows:

1. **POSITION**

The Company hereby employs Goldrod as the Company's President and Chief Operating Officer in accordance with the powers and duties specified herein, and generally to plan and direct all aspects of the Company's operational policies, objectives, initiatives and to be responsible for the attainment of short and long term financial and operational goals.

2. **TERM**

Effective as of this date, the employment of Goldrod shall be for a term of five (5) years subject to Goldrod's good faith performance of the powers and duties outlined in this Agreement.

3. **COMPENSATION**

Goldrod shall be paid a salary of $35,000 for the year ending December 31, 2010 and $90,000 for the years ending December 31, 2011 and December 31, 2012 with an annual increase during the following seven years of at least 10% per annum, each year. Said compensation will commence on the effective date of this Agreement as set forth in Paragraph 2, above.

4. **ADDITIONAL COMPENSATION**

Nothing herein shall prohibit the Board of Directors from granting additional compensation to Goldrod in the form of employee stock options and his salary shall be reviewed annually by the Board concerning appropriate increases and/or to grant appropriate bonuses for his contributions to the Company and he shall be included in any cash or stock bonus or stock plan heretofore or hereafter adopted by the Company. Under no circumstances shall the compensation be reduced without Gold rod's consent.

5. **POWERS AND DUTIES**

Goldrod shall be required to devote his professional time, attention and energies to the business of the Company and particularly as it relates to his position as President and Chief Operating Officer. Additionally, he shall assume and perform such other duties as may be assigned to him from time to time by the Board of Directors.

6. **COVENANT OF NON-COMPETITION**

During the period of this Agreement, provided the Company is not in material default of any of the provisions hereof, Goldrod shall not, directly

or indirectly, engage in any activity which may be deemed competitive or in any way in conflict with the Company's business and activities; nor shall he engage in or be a member of any partnership or as an officer, director or employee of any corporation or business entity, which competes directly or indirectly with the Company without the express permission of the Board of Directors; nor shall he engage in or be actively involved in any other consultation or advisory agreements, contracts or activities of a professional or commercial nature, which would compete directly or indirectly with the Company unless permitted by the Company and its Board of Directors.

7. **CONFIDENTIALITY**

Goldrod shall keep confidential and secret any methods, formulations, inventions, know-how, sales and marketing techniques and other information utilized by the Company during the course of his employment.

8. **REIMBURSEMENT OF EXPENSES/EMPLOYEE BENEFITS**

During the term of Goldrod's employment hereunder, the Company shall:

A) Promptly reimburse Goldrod for all reasonable expenses incurred in connection with the performance of his duties outlined in this Agreement, inclusive of, but not limited to travel, long distance telephone charges, cell phone charges, entertainment and administrative and miscellaneous expenses upon presentation of an itemized list of such expenditures;

B) Provide health, hospitalization, and dental health insurance coverage;

9. **TERMINATION**

The Company shall have the right at any time, upon not less than sixty days written notice to Goldrod, to terminate the employment of Goldrod for "Cause". For purposes of this Agreement, "Cause" shall mean Goldrod's conviction for a crime of dishonesty, or his failure or refusal in a material and continuing manner to perform his obligations as set forth in this

Agreement, or his material breach of any provision of this Agreement, for a period of more than twenty (20) days after receipt of written notice from the Company specifying the failure or breach, requesting that it be cured and Goldrod's failure to cure the same or to be diligently exerting his best efforts to cure the same. "Cause" shall not include the inability of Goldrod to perform his obligations hereunder due to mental or physical impairment, or external circumstances of the marketplace, governmental regulations or policies or adverse domestic or world conditions adversely affecting the Company's business. It is agreed that the Company shall not discharge or terminate the services of Goldrod unless there is a material breach of this Agreement supported by a good faith resolution of the Board of Directors based upon an opinion of Counsel to the Company specifying in detail the basis for said termination. In the event of termination for "Cause", Goldrod shall receive his salary and bonus, and other benefits for two (2) years from the date of discharge.

10. **TERMINATION WITHOUT CAUSE**

The Company may terminate Goldrod on ninety (90) days written notice subject to the conditions set forth hereunder. In the event Goldrod is terminated without Cause, or his continued employment would require him to relocate to an office in excess of fifty (50) miles from the Company's present offices and he chooses not to relocate, then the Company, at Goldrod's option shall pay Goldrod twice his salary and bonus for the prior twelve (12) months times the remaining number of years of his agreement.

11. **VACATION**

Goldrod shall be entitled to three (3) weeks paid vacation per year during the term of this Agreement, which shall be taken at such time as is convenient to the Company and Goldrod. Any and all unused vacation may be carried over to the succeeding year (s).

12. **DIRECTOR'S AND OFFICER'S INSURANCE**

Simultaneously with the execution of this Agreement, the Company shall secure director's and officer's liability insurance with coverage and monetary amounts of protection mutually agreed upon by the Company and Goldrod not to be less than one (1) million dollars.

13. **STOCK OPTION**

Goldrod shall have the right to participate in the Company's non-qualified stock option plan, or any subsequent stock option plan adopted by the Company.

14. **STOCK SPLITS AND DIVIDENDS**

Should the stock of the Company split or a stock dividend be paid for any reason during the term of this Agreement, any unexercised stock option or warrant, or portion thereof, shall be deemed to be subject to the term of the stock split or purchase the equivalent number of shares covered by the split as if Goldrod had previously owned or received his option prior to the stock split.

15. **CHANGE OF CONTROL**

In the event of a change in control, Goldrod may, at his option resign from the Company, but in any event shall be entitled to all amounts due and owing under this Agreement for the term, which shall be accelerated and shall be due within ten (10) days of any change in control. A change of control shall be deemed to have occurred in the event of a sale or merger of the Company to a non-affiliated third party to which Goldrod does not consent; or a change in the makeup of a majority of the members of the Board of Directors to which Goldrod does not consent.

16. **NOTICES**

All notices and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (register or certified mail, postage prepaid, return receipt requested), if to Goldrod, to his residence and if to the Company to its principal office.

17. **WAIVER**

No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision. No waiver shall be effective unless executed in writing by the parties hereto.

18. **LAW GOVERNING**

This Agreement shall be construed and governed in accordance with the laws of the State of California.

19. **INDEMNIFICATION**

The Company hereby agrees to defend, indemnify and hold harmless Goldrod in connection with any legal action or administrative proceeding filed against him as a result of any act or omission performed during the course and scope of his employment, except as may be contrary or prohibited as a matter of public policy and the laws of the State of California.

20. **LEGAL EXPENSES**

Any legal expenses incurred by Goldrod in connection with his employment, this Agreement and the indemnity provisions contained herein shall be borne by the Company.

21. **ENTIRE AGREEMENT**

This Agreement contains the entire understanding of the parties and may not be modified, amended or supplemented, except by the written agreement of the parties hereto.

22. **SEVERABILITY**

If any provision of this Agreement shall be determined to be void, unenforceable, or against public policy, that provision shall be stricken and this Agreement shall be construed as if the objectionable provision did not exist.

22. **SEVERABILITY**

If any provision of this Agreement shall be determined to be void, unenforceable, or against public policy, that provision shall be stricken and this Agreement shall be construed as if the objectionable provision did not exist.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

INSYNERGY PRODUCTS INC

BY: Martin Goldrod

NAME: MARTIN GOLDROD

TITLE: COO

DATE: 2-5-10

SANFORD LANG

BY: Sanford Lang.

DATE: 2-5-10

BE IT RESOLVED that at a duly constituted meeting of the Board of Directors of Insynergy, Inc., the foregoing Agreement was accepted and ratified, and was authorized to be entered into by the Company.

BY DIRECTOR Sanford Lang

NAME: SANDFORD LANG

DATE: 2/5-10